Exhibit 10.21

EXECUTION VERSION

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”),

is effective as of January 24, 2024 (the “Effective Date”), by and between CPI Card Group Inc., a Delaware corporation (the “Company”), and John Lowe, an individual (the “Employee”).

RECITALS

A.The Company and its Affiliates as they may exist from time to time are engaged in the business of providing payment technology, including, without limitation, a comprehensive range of credit, debit, and prepaid card solutions, complementary digital solutions, and Software- as-a-Service (SaaS) instant insurance (the “Business”); and
B.The Company desires to continue to employ the Employee on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth below, and upon the terms and subject to the conditions contained in this Agreement, the Employee and the Company agree as follows:

Section 1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth below.

1.1Affiliates. “Affiliates” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person, including without limitation the Company. For the purposes of this definition, (a) “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing, and (b) in the case of an individual, the term “Affiliate” shall include the members of the immediate family (i.e., parents, spouse and children) of such individual.
1.2Confidential Information. “Confidential Information” means information that constitutes a trade secret under the Uniform Trade Secrets Act or that otherwise is not generally known to the public and that is developed, owned or obtained by the Company or an Affiliate and includes, without limitation, the following information: financial information, including but not limited to earnings, assets, debts, prices, cost information, budgets, sales and profit projections or other financial data; growth, merger, acquisition and/or divestiture plans; marketing information, including but not limited to details about ongoing or proposed marketing strategies, marketing forecasts, or information about impending transactions; product information, including but not limited to development plans, product designs, manufacturing and process information, product costs and pricing policies; information regarding actual or potential customers; employee information, compensation information and recruiting plans. Confidential Information includes information developed by the Employee in the course of performing service to the Company. Confidential Information does not include information which (a) was in the public domain or generally available to the public prior to receipt thereof by the Employee from the Company, or which subsequently becomes part of the public domain or generally available to the public other than as a result of a breach of this Agreement by the Employee; or (b) arises from the Employee’s general training, knowledge, skill, or experience, whether gained on the job or otherwise. The Employee acknowledges that such information is confidential whether or not it is labeled as such by the Company.

1.3Governmental Authority. “Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency, commission, instrumentality or other authority of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.
1.4Person. “Person” means any individual, partnership, corporation, association, joint stock company, trust joint venture, limited liability company, Governmental Authority or other entity or organization.
1.5Restricted Territory. “Restricted Territory” means the United States of America and Canada.
1.6Work Product. “Work Product” means any and all promotional and advertising materials, catalogs, brochures, plans, customer lists, distributor lists, supplier lists, manuals, handbooks, information of distributors or their employees, inventions, discoveries, improvements, trade secrets, secret processes and any technology, know-how or intellectual property made or developed or conceived of by the Employee, in whole or in part, alone or with others, which results from any work he may do for, or at the request of, the Company or which relates to the business, operations, activities, research, investigations or obligations of the Company regardless of whether made, developed or conceived prior to or during the Term.

Section 2. Employment.

2.1Term. The Employee’s employment under the terms of this Agreement shall begin on March 1, 2024 (the “Start Date”) and end at 5:00 pm M.S.T. on February 28, 2029 (the “Original Term”). The term of employment shall automatically be renewed on the same terms and conditions set forth herein (as modified from time to time) for additional one-year periods (a “Renewal Term”) commencing upon the expiration of the Original Term, unless (i) the Employee gives the Company written notice in accordance with the terms herein of the Employee’s election not to renew the term at least ninety (90) days prior to the end of the Original Term or any such Renewal Term or (ii) the Company informs the Employee of its election not to renew this Agreement at least ninety (90) days prior to the end of the Original Term or any such Renewal Term, or unless sooner terminated pursuant to the provisions of this Agreement. The Original Term and any Renewal Terms are collectively referred to herein as the “Term.” If either the Company or the Employee elect not to renew the Term of this Agreement in accordance with this Section 2.1 and the Employee thereafter continues in employment with Company, the Employee shall be employed on an at-will basis and the terms of such employment and any subsequent termination of employment shall be subject solely to the Company’s general employment practices and policies.

2.2	Duties.
(a)Capacity. Beginning on the Start Date, the Employee shall serve in the position of Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”). As of the Start Date, Employee shall be appointed a member of the Board to hold office until the Company’s 2024 Annual Meeting of Stockholders and, for the full term of Employee’s employment as Chief Executive Officer of the Company, the Company shall cause Employee to be nominated for election as a member of the Board and use its best efforts to secure such election. The Employee will use his best efforts to promote the interests, prospects and condition (financial and otherwise) and welfare of the Company and shall perform his duties and responsibilities to the best of the Employee’s ability in a diligent, trustworthy, businesslike and efficient manner.
(b)Schedule and Location. The Employee will be employed on a full-time basis and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. The Employee shall render his services in accordance with such policies as the Company may establish in writing from time to time for the conduct of its employees, provided that in the event of any conflict between any such policy and the terms of this Agreement, the terms of this Agreement shall govern. Employee shall perform his duties under this Agreement predominantly in Colorado and shall travel to such other places in the United States and elsewhere as required to perform his duties or from time to time as may be reasonably needed.
(c)Exclusivity. Without limiting the generality of the foregoing, the Employee shall not, without the Board’s prior written approval, render services of a business, professional or commercial nature for compensation or otherwise to any Person other than the Company. Notwithstanding the foregoing, the Employee may (i) manage personal and family investments, and (ii) participate in charitable, community, educational and professional activities and organizations, provided that such activities do not violate any applicable policies of the Company and do not, individually or in the aggregate, interfere with the Employee’s performance of his duties to the Company. The Employee shall not serve as a director of any other for-profit entity without first receiving the approval of the Board.
2.3Compensation. As compensation for the services to be rendered and the other obligations undertaken by the Employee under this Agreement, the Company shall pay the Employee the following compensation:
(a)Salary. During the Term, and in accordance with the Company’s policies in effect from time to time, the Company shall pay to the Employee an annual base salary (the “Annual Base Salary”) of $625,000 payable in installments in accordance with the policies of the Company. The Annual Base Salary may be increased (but not decreased) based upon performance reviews performed by the Compensation Committee of the Board (the “Committee”) not less often than annually.
(b)Incentive Compensation. During the Term, the Employee shall be eligible to participate in the Company’s incentive cash bonus program on the same basis as similarly compensated senior executives of the Company, subject to the terms and conditions therein. Pursuant to the incentive cash bonus program, the Employee will have the opportunity for an incentive bonus (the “Annual Bonus”) at a target (the “Target Bonus”) of one hundred percent (100%) of the Annual Base Salary per year, depending on achievement against performance metrics approved by the Committee, and with the potential for an Annual Bonus in excess of the Target Bonus for superior performance. The 2024 Target Bonus shall equal

$625,000, with actual payout to be determined based on the achievement of the 2024 performance metrics established by the Committee. Incentive compensation is not guaranteed, and Employee must be employed by the Company at the time of payment to be eligible for any such incentive compensation, except as otherwise provided in Section 6. Any Annual Bonus payable under this Section 2.3(b) shall be paid to the Employee no later than at the time payment is made to other similarly situated executives of the Company, but in no event later than two and a half (2½) months after the close of the calendar year to which such Annual Bonus relates, and is intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)Equity and Long-Term Incentives. During each calendar year of the Term, Employee will be eligible to participate in the CPI Card Group Omnibus Incentive Plan, as amended and restated, and any similar or successor plan (the “Omnibus Plan”), with a target grant date value of at least $2,000,000 per annum. (The grants contemplated by this Section 2.3(c) are hereinafter collectively referred to as the “Annual Grants”). The Annual Grants to Executive shall be delivered through vehicles and designs that are generally consistent with those awarded to the Company’s other senior executive officers in each year.
(d)Promotion Equity Grant. Subject to approval by the Committee, Employee shall be eligible for a promotional long-term incentive awards granted under the Omnibus Plan in the form of (i) performance stock units, with respect to 60,000 shares of Company common stock (the “Promotion PSU Award”) and (ii) restricted stock units, with respect to 40,000 shares of Company common stock (the “Promotion RSU Award”). The Promotion PSU Award shall be earned and shall vest and become payable in three equal increments upon the attainment of each applicable Stock Price Hurdle (as defined below) during the five-year performance period, commencing on the grant date (the “Performance Period”), with vesting further subject to Employee’s continued service with the Company or an Affiliate through the four-year anniversary of the grant date and the terms and conditions of the Omnibus Plan and applicable award agreement. For purposes of the Promotion PSU Award, a “Stock Price Hurdle” shall be attained upon the rolling weighted average closing price of the Company’s common stock equaling or exceeding each of $35.00, $50.00, and $65.00, in each case, for at least ninety (90) consecutive trading days (i.e., determined based on the closing daily stock price times the volume of trading for the applicable trading day). For the avoidance of doubt, in the event the applicable Stock Price Hurdle is not achieved during the Performance Period, then the portion of the Promotion PSU Award attributed to such Stock Price Hurdle shall be forfeited for no consideration. The Promotion RSU Award shall cliff vest on the four-year anniversary of the grant date, subject to Employee’s continuous employment with the Company or an Affiliate through such vesting date and the terms and conditions of the Omnibus Plan and the applicable award agreement. Notwithstanding anything in this Agreement to the contrary, the treatment of the Promotion PSU Award and Promotion RSU Award in connection with Employee’s termination of employment shall be governed by the award agreement for the Promotion PSU Award and Promotion RSU Award, as applicable.

(e)Expenses. During the Term, the Company shall reimburse Employee for his reasonable travel (in the case of air travel, on commercial airlines) and entertainment expenses in connection with the Employee’s employment by the Company in accordance with the policies of the Company in effect from time to time. The Company will reimburse the Employee for his reasonable attorneys’ fees incurred in the development of this Agreement and all related documents, up to a maximum of $25,000, with such reimbursement to be paid within 60 days following the Start Date.
(f)Additional Benefits. During the Term, the Employee and the Employee’s eligible dependents (with respect to health benefits only) shall be entitled to participate in each insurance, health, disability, major medical insurance, 401(k) plan, vacation or paid-time off or other arrangement the Company adopts for the general benefit of its eligible executive-level employees on the same basis as similarly compensated senior executives of the Company to the extent permitted by law and to the extent the Employee is otherwise entitled to participate based upon the Employee’s age, service, compensation, job classification and any other factors determining eligibility to participate under each such plan. The insurance and benefit plans are subject to such general modifications, increases, reductions or eliminations in such employee benefit plans and fringe benefits as may be made from time to time by the Company.

Section 3. Restrictive Covenants.

3.1Confidential Information. The Employee acknowledges and agrees that in the performance of his duties under this Agreement, he will be brought into frequent contact, either in person, by telephone, electronically or through the mails, with existing and potential customers of the Company. The Employee further agrees that any Confidential Information gained by the Employee during his employment with the Company has been developed by the Company through substantial expenditures of time and money and constitutes valuable and unique property of the Company. The Employee further understands and agrees that the foregoing makes it necessary for the protection of the Business that the Employee not compete with the Company during the Term and not compete with the Company for a reasonable period after such employment, as further provided in the following sections.
3.2Non-Competition During Term. During the Term and any Renewal Term or other period of employment with the Company, the Employee shall not, in any of the United States of America or Canada.
(a)	enter into or engage in any business that competes with the Business;
(b)solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Business or sell any products or services for any business, wherever located, that competes with the Business or could then be provided by the Business;

(c)solicit, divert, entice or otherwise take away any customers, former customers, active prospects, business, patronage or orders of the Company or attempt to do so; or
(d)counsel, promote or assist, financially or otherwise, any Person, engaged in any business that competes with the Business.
3.3	Non-Competition After Term and Following Employment.
(a)For a period of eighteen (18) months following the termination of the Employee’s employment with the Company for any reason, the Employee shall not:
(i)enter into or engage in any business that directly competes with the Business within the Restricted Territory;
(ii)solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Business within the Restricted Territory or sell any products or services for any business, wherever located, that competes with the Business or could then be provided by the Business within the Restricted Territory;
(iii)solicit, divert, entice or otherwise take away any customers, former customers, active prospects, business, patronage or orders of the Company within the Restricted Territory or attempt to do so; or
(iv)counsel, promote or assist, financially or otherwise, any Person engaged in any business that competes with the Business within the Restricted Territory.
3.4Employee Non-Solicitation. During the Term, any Renewal Term or other period of employment with the Company and for a period of eighteen (18) months following termination of Employee’s employment with the Company for any reason, the Employee shall not, and shall cause each of his Affiliates not to, directly or indirectly, solicit or induce or attempt to solicit or induce any employee, representative, contractor or agent of the Company to terminate his, her, or its employment, representation, engagement or other association with the Company.
3.5Non-Competition - Direct or Indirect. The Employee will be in violation of Sections 3.2, 3.3 and 3.4 if he engages in any or all of the activities set forth in those sections directly as an individual on his own account, or indirectly for any other Person and whether as partner, joint venturer, employee, agent, salesperson, employee, contractor, consultant, officer and/or director of any Person or as an equity holder of any Person in which the Employee or the Employee’s spouse, child or parent owns, directly or indirectly, any of the outstanding equity interests.
3.6Return. Upon any termination of employment, the Employee shall not remove from any premises at which the Business is conducted any property of the Company, including, without limitation, any Confidential Information, and shall return, in good condition, all the property of the Company, including, without limitation, all tangible embodiments of the Confidential Information.

3.7Reasonableness of Restrictions. The Employee acknowledges: (a) that the scope and duration of the restrictions on the Employee’s activities under this Agreement are reasonable and necessary to protect the trade secrets and other legitimate business interests of the Company;

(b) that the Employee will be reasonably able to earn a living without violating the terms of this Agreement; (c) that the geographic restrictions are reasonable and appropriate given the Company’s scope of business; and (d) the restrictions in this Agreement have served as a material inducement to the Company to hire the Employee.

3.8Reservation of Rights. Nothing in this Section 3 or in Section 5 is intended or should be construed to prevent the Employee from exercising his rights to file a charge with, provide accurate information to or to cooperate with or participate in an investigation or proceeding conducted by any governmental, regulatory or administrative agency, or engage in any of the protected communications described in Section 8.20, or from complying with compulsory legal process or legally required disclosure obligation.

Section 4. Development of Inventions, Improvements or Know-How.

4.1Disclosure Obligation. The Employee or the Employee’s heirs, assigns and representatives, as appropriate, shall disclose fully and promptly to the Company any and all Work Product developed during the course and scope of the Employee’s employment, including, without limitation, any and all facts, test data, findings, designs, formulas, processes, sketches, drawings, models and figures.
4.2Assignment. All Work Product is deemed a “work of hire” in accordance with the U.S. Copyright Act and is owned exclusively by the Company. If, and to the extent, any of the Work Product is not considered a “work of hire,” the Employee does hereby assign to the Company and shall, without further compensation, assign to the Company, the Employee’s entire right, title and interest in and to all Work Product. At the Company’s expense and at the Company’s request, the Employee shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce and/or maintain the Company’s proprietary rights in the Work Product throughout the world. The Employee appoints the Company as his agent and grants the Company a power of attorney for the limited purpose of executing all such documents.
4.3Publication. The Employee shall not publish or submit for publication, or otherwise disclose to any Person other than the Company, any data or results from the Employee’s work on behalf of the Company without the prior written consent of the Board or unless pursuant to previously authorized instruction or duty of the Employee.

Section 5. Non-Disclosure. Subject to Section 8.20 the Employee shall keep in strict confidence, and shall not, directly or indirectly, at any time, during or after the Term or after the termination of this Agreement, disclose, furnish, disseminate, make available or, except in the course of performing the Employee’s duties of employment under this Agreement in accordance with the terms hereof, use any Confidential Information, without limitation as to when or how the Employee may have acquired such information. The Employee specifically acknowledges that with respect to any Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Employee and whether compiled by the Company and/or the Employee: (a) such Confidential Information derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or uses; (b) reasonable efforts have been put forth by the Company to maintain the secrecy of such information; (c) such information is and will remain the sole property of the Company; and (d) any retention and use of such information during or after the termination of the Employee’s employment with the Company will constitute a misappropriation of the Company’s trade secrets. The Employee’s confidentiality and non-disclosure obligations under this Section 5 extend beyond the Term, any Renewal Term, or other period of the Employee’s employment, no matter the reason for the termination of the Employee’s employment, for as long as such Confidential Information is not generally known to the public.

Section 6. Termination of Employment.

6.1	Right to Terminate.
(a)Death. The Employee’s employment by the Company and this Agreement shall terminate upon the Employee’s death.
(b)Disability. In the event that the Employee by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan offered by the Company. The effective date of Employee’s Disability is the last day of the third (3rd) month in which Employee receives such income replacement benefits.
(c)Cause. The Company has the right to terminate the Employee’s employment by the Company and this Agreement for “Cause,” subject to the last sentence of this Section 6.1(c), upon prior written notice to the Employee upon any (i) conviction of (or plea of nolo contendere to) a felony or a crime involving moral turpitude; (ii) embezzlement, or misappropriation of property of the Company or an Affiliate, or any other act involving fraud;

(iii) material breach by the Employee of this Agreement, or any other agreement relating to the Employee’s employment with the Company; (iv) serious neglect or negligence in the performance of the Employee’s duties; (v) conduct that is materially injurious to the Company or any Affiliate, or (vi) failure to follow the reasonable and lawful written directives of the Board, as either set forth in a resolution adopted by the Board or communicated in writing by the Chair of the Board as a directive. No Cause for termination under clauses (iii), (iv) and (vi) of this Section 6.1(c) shall exist unless the Company has provided the Employee written notice describing with reasonable particularity the circumstances giving rise to Cause and, solely to the extent cure is possible, the Employee has failed to cure such circumstances within thirty (30) days of receiving such notice. For avoidance of doubt, if any such circumstances are not curable, the Company may terminate the Employee for Cause upon delivery of such notice. In addition, the Employee’s employment shall be deemed to have terminated for Cause if, within twelve (12) months after the Employee’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

(d)Otherwise by the Company. The Company has the right to terminate the Employee’s employment by the Company and this Agreement for any other reason not specified in this Section 6.1 upon thirty (30) calendar days written notice to Employee.
(e)By Employee for Good Reason. The Employee has the right to terminate his employment with the Company for “Good Reason” within ninety (90) calendar days following the occurrence of any of the following: (i) a decrease in the Employee’s Annual Base Salary, Target Bonus or target grant date fair value of the Annual Grants; (ii) a material diminution of the Employee’s duties, responsibilities or authority; (iii) relocation of the Company’s headquarters to a location that is more than fifty (50) miles further from the Employee’s principal residence than the original location; or (iv) any other action or inaction by the Company which constitutes a material breach of this Agreement or any other agreement with Employee; provided, however, that notwithstanding anything else herein, no act or failure to act by the Company shall give rise to a Good Reason for Employee’s resignation unless Employee informs the Company in writing of the Employee’s intent to resign for Good Reason within ninety (90) calendar days following the act or failure to act, the Company fails to cure the act or failure to act within thirty (30) calendar days of receiving such written notice and Employee terminates employment within thirty (30) calendar days following the expiration of the cure period. For the purpose of this Agreement, resignation by the Employee for Good Reason shall be considered termination of the Employee’s employment without Cause.
(f)Otherwise By Employee. The Employee has the right to terminate his employment under this Agreement at any time upon one hundred twenty (120) calendar days’ prior written notice to the Company.
6.2	Rights and Obligations of Employee Upon Termination.

(a)Payment Obligation. Upon the termination by the Company of the Employee’s employment pursuant to Section 6.1(c), the termination by the Employee of the Employee’s employment pursuant to Section 6.1(f), or non-renewal by the Employee under Section 2.1, the Company will have no further obligation to the Employee under this Agreement except to distribute to the Employee (i) the unpaid installments of Annual Base Salary due pursuant to Section 2.3(a) up to the date of termination, (ii) the Employee’s earned but unused vacation time, (iii) reimbursement of the Employee’s business expenses properly incurred prior to termination, or (iv) the benefits due the Employee as of the date of termination, if any, under the Company’s then existing employee benefit plans, policies or programs in which he participates (collectively the “Accrued Obligations”). Upon the termination of the Employee’s employment pursuant to Section 6.1(a) or (b), by the Company pursuant to Section 6.1(d) or by the Employee pursuant to Section 6.1(e), or non-renewal by the Company under Section 2.1, the Company shall have no further obligation to Employee under this Agreement except to distribute to the Employee or his legal representative (A) the Accrued Obligations, (B) his Annual Bonus for the year prior to the year of termination to the extent not yet paid on the date of termination (which shall be paid no later than two and a half (2½) months after the conclusion of such prior year), and (C) the payments identified in Section 6.2(b) and (e), if any.

(b)Severance Benefits. Upon (i) any termination by the Company of the Employee’s employment pursuant to Section 6.1(d), (ii) the Employee’s termination of employment upon the end of the Original Term or any Renewal Term following non-renewal by the Company under Section 2.1, (iii) the Employee’s termination of employment for Good Reason pursuant to Section 6.1(e) or (iv) termination of the Employee’s employment pursuant to Section 6.1(a) or (b) (each, a “Severance Termination Event”), the execution and delivery and non-revocation by the Employee or the Employee’s legal representative to the Company of the Release described in Section 6.2(c), and subject to Section 7(a), the Company shall pay to the Employee or, in the event of the Employee’s termination pursuant to Section 6.1(a) or death after a Severance Termination Event, the Employee’s designated beneficiary or estate, a severance payment equal to (A) one and one-half (1.5) times the sum of the Employee’s then current Annual Base Salary and Target Bonus for the year that includes the Severance Termination Event, plus (B) the Employee’s Annual Bonus amount, as determined by the Board in good faith in accordance with the short-term incentive plan design then in effect, based on the Company’s actual performance for the year of the Severance Termination Event and pro-rated for the number of full months Employee was employed by the Company during the year of the Severance Termination Event. The portion of the severance payment described in (A) will be made in equal installments during the Severance Period (as defined below) in a manner consistent with the Company’s usual payroll cycle. The Annual Bonus portion of the severance payment will be made at the same time as annual bonuses are paid to other executive employees, but no later than two and a half (2½) months after the close of the calendar year in which occurred the Severance Termination Event. Subject to the terms of then applicable law and the applicable plan documents, the Company shall reimburse the Employee for the cost of continuing coverage under the Company’s group health and dental benefits plan (including prescription drug coverage and including Employee’s covered dependents), and in accordance with the Company’s policies applicable to similarly situated employees, as required by Code Section 4980B (so-called “COBRA coverage”), until the earlier of (i) the end of the Severance Period, and (ii) the date the Employee becomes eligible to be covered by a group health and dental benefits plan or program maintained by an entity other than the Company, which provides coverage or benefits that is comparable to the Company-provided group health and dental plan, on the same terms as provided to other similarly situated active employees; provided the Employee formally and timely elects continuation coverage pursuant to the materials that will be provided to the Employee by the Company (or its designee for such purpose) under separate cover. Employee shall be responsible for paying the monthly premium assessed for Employee’s coverage and any dependent coverage under the Company’s group health and dental benefits plan at the same rate as charged to the then-current employees of the Company for coverage, and such premium payments shall be made with after-tax income and any premiums paid by the Company on Employee’s behalf will be fully taxable to Employee. The parties intend that the continuation period required by the preceding sentence shall be concurrent with the continued group health benefit plan coverage required by COBRA. In addition, except in the case of a termination pursuant to Section 6.1(a) or (b), the Company shall provide the Employee with outplacement and career transition services for a period of six (6) months following the Severance Termination Event, using a reputable provider selected by the Employee with the consent of the Company, which shall not be unreasonably withheld. The Employee shall not be required to seek or accept other employment, or otherwise to mitigate damages, as a condition to receipt of the benefits described in this Section 6.2, and such benefits shall not be reduced or offset by any compensation or other amounts received from any other source.

Notwithstanding the foregoing, the Company is not obligated to pay any severance payments to the Employee if the Employee violates Sections 3, 4 or 5, and the Employee shall repay to the Company any severance payments previously made.

(c)Release. In connection with payments under Sections 6.2(b) or (d), the Company shall deliver a release (the “Release”) of any and all Claims (as defined below) against the Company, its affiliates and their respective directors, officers and employees, and certain other persons and entities as set forth in the Release (the “Released Parties”). “Claims” means any and all claims, charges or complaints, whether known or unknown, that Employee has or has ever had against the Company or any of the other Released Parties arising or existing prior to or on the date the Release is signed; provided that Claims do not include, and Employee will not release: (i) any claims that may not be released as a matter of law; (ii) any claims or rights that arise after the date the Employee signs the Release (including claims based on an event occurring after the date Employee signs the Release); (iii) any claims or rights with respect to accrued compensation or benefits; (iv) any claims or rights for indemnification, advancement of defense costs or other fees and expenses and related matters, arising as a matter of law or under the organizational documents of the Company or its affiliates or under any applicable insurance policy with respect to your liability as an employee, director, manager or officer of the Company or its affiliates; and (v) any claims or rights under the directors and officers and other insurance policies of the Company and its affiliates. The Release shall be delivered to the Employee or the Employee’s legal representative within the period specified in the Release (not to exceed 45 calendar days following the Employee’s termination of employment). No payments pursuant to Sections 6.2(b) or (d), shall be made prior to the date that both (i) the Employee has delivered an original, signed Release to the Company and (ii) the revocability period (if any) has elapsed; provided, however, that any payments that would otherwise have been made prior to such date but for the fact that the Employee had not yet delivered an original, signed Release (or the revocability period had not yet elapsed) shall be made as soon as administratively practicable after the signed Release has been delivered and the revocability period has elapsed, but not later than the seventy-fourth (74th) day following the Employee’s termination of employment. If the Employee does not deliver an original, signed Release to the Company within twenty-one (21) calendar days (or such longer period if required by law) after receipt of the same from the Company, (A) the Employee’s rights shall be limited to the Accrued Obligations, and (B) the Company shall have no obligation to pay or provide to the Employee any amount or benefits described in Sections 6.2(b), or (d), or any other monies on account of the termination of the Employee’s employment. As part of the Release, the Employee shall affirm that the Employee

(i) has advised the Company in writing, of any facts that the Employee is aware of that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of the Company or any Affiliate, and (ii) is not aware of any existing or threatened claims, charges, or lawsuits that the Employee has not disclosed to the Company.

(d)Change in Control. In the event that the Employee is terminated by a Severance Termination Event within twenty-four months following the occurrence of a Change in Control (as defined in the Omnibus Plan, as amended), and subject to the requirements of Sections 6.2(c) and 7(a), in addition to the payments and benefits described in Sections 6.2(a)

and (b), (A) the phrase “two (2) times” shall be substituted for “one and one-half times” in Section 6.2(b)(A), and (B) the Employee’s outstanding equity awards granted under the Omnibus

Plan and held by the Employee, other than the Promotion PSU Award and Promotion RSU Award (collectively, the “Outstanding Equity Awards”), including performance-based Outstanding Equity Awards, shall become fully vested, with the performance-based Outstanding Equity Awards vesting at the target level of performance, as outlined in and provided the Employee has signed the applicable equity award agreement. If the Employee incurs a Severance Termination Event prior to a Change in Control and a Change in Control occurs within six (6) months following the Severance Termination Event, then the Employee shall be entitled to the benefits described in this Section 6.2(d), offset by any benefits previously received pursuant to Section 6.2(b). Any Outstanding Equity Awards that would otherwise have been forfeited upon the Severance Termination Event shall not be forfeited until a period of six (6) months have expired without the occurrence of a Change in Control, but the Employee shall not be entitled to exercise, or receive any other benefits with respect to, such Outstanding Equity Awards, unless a Change in Control occurs during such six (6) month period. The benefits described in this Section 6.2(d) shall continue to be payable at the times set forth in Section 6.2(b)(A) and 6.2(b)(B), as the case may be. For the sake of clarity, in the event a Change in Control occurs and there is a Severance Termination Event as described in this Section 6.2(d), all Outstanding Equity Awards shall vest and become payable to the extent permitted under Section 409A of the Code, notwithstanding any provision to the contrary in any award agreement.

(e)Severance Period. For purposes of this Section 6, “Severance Period” shall mean the shorter of (i) the eighteen (18) month period (or, in the case of Severance Termination Event described in Section 6.2(d), the twenty-four (24) month period) commencing on the date of the Employee’s termination of employment and (ii) the period commencing on the date of the Employee’s termination of employment and ending on the date that the Employee violates any of Sections 3, 4 or 5.
(f)Section 280G of the Internal Revenue Code.Notwithstanding anything to the contrary in this Agreement, Employee expressly agrees that if the payments and benefits provided for in this Agreement or any other payments and benefits which Employee has the right to receive from the Company and its affiliates (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Payments shall be either (a) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee. The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A of the Code and then reducing any Payments subject to Section 409A of the Code in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). All determinations required to be made under this Section 6.2(f), including whether and when the reductions contemplated by this Section 6.2(f) are required and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s public accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and to Employee. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in

Control, the Company shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Employee. If a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company.

Section 7. Section 409A of the Internal Revenue Code.

(a)Except to the extent earlier payment is permitted by Section 409A of the Code and the regulations promulgated thereunder, in the event that any amount due to the Employee hereunder after the termination of the Employee’s employment shall be considered to be deferred compensation pursuant to Section 409A of the Code, and it is determined that the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then the Company shall delay the payment of such amount for six (6) months after the termination of the Employee’s employment (or until the Employee’s death, if earlier) or for such other amount of time as may be necessary to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.
(b)This Agreement is intended to be exempt from or comply and shall be administered in a manner that is intended to be exempt from or comply with Section 409A of the Code and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions. This Agreement shall be construed and interpreted in accordance with such intent. In addition, each payment shall be considered a separate payment for purposes of Section 409A of the Code and any termination of employment under this Agreement shall mean a separation from service as defined in Section 409A of the Code and Treas. Reg. §1.409A-1(h)(1)(ii) (or other similar or successor provision). The parties agree to make such other amendments to this Agreement as are necessary to comply with the requirements of Section 409A of the Code.
(c)To the extent that the Employee’s consideration period for executing a general release spans two (2) calendar years, no payment of any severance amount or benefit that is (i) considered to be nonqualified deferred compensation with the meaning of Section 409A and (ii) conditioned upon execution of a general release shall be made before the first day of the second calendar year regardless of when the release is actually executed and returned to the Company.
(d)Any reimbursement payable to Employee pursuant to this Agreement shall be conditioned on the submission by Employee of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Employee within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Employee incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in- kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

Section 8. Miscellaneous.

8.1Amendment. This Agreement may be amended only by a writing executed by the parties to this Agreement.
8.2Entire Agreement. This Agreement and the other agreements referred to in this Agreement set forth the entire understanding of the parties regarding this subject matter and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties regarding this subject matter, including, without limitation, the Executive Severance and Change in Control Guidelines.
8.3Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below, or such other address as a party may specify by notice given in the same manner:

If to the Company:	CPI Card Group Inc.
10368 W. Centennial Road
Littleton, CO 80127
Attention: Chief Legal and Compliance Officer

If to the Employee, at the address of the Employee as set forth in the Company’s records.

8.4Assignment. This Agreement is binding upon and inures to the benefit of the heirs, successors, representatives and assigns of each party, but no rights, obligations or liabilities of either party under this Agreement will be assignable without the prior written consent of the other party, provided the consent of the Employee shall not be withheld unreasonably.
8.5Governing Law. This Agreement will in all respects be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to conflict of laws principles that would require the application of the laws of any other jurisdiction. The Company and the Employee agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Colorado, County of Arapahoe or Denver, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Employee and hereby submit and consent to said jurisdiction and venue.

8.6Severability. Each section and subsection of this Agreement constitutes a separate and distinct provision of this Agreement. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement is adjudicated to be invalid, ineffective, or unenforceable, the remaining provisions will not be affected by such adjudication. The invalid, ineffective, or unenforceable provision will, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective, or unenforceable provision; provided, however, that such amendment will apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.
8.7Waivers. None of the terms of this Agreement will be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and the related provision(s) and is in writing signed by an authorized representative of the party to be bound. Any such signed waiver will be effective only in the specific instance and for the specific purpose for which it was made or given.
8.8Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by electronic mail or facsimile transmission, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.
8.9Third Parties. Nothing expressed or implied in this Agreement is intended, or may be construed, to confer upon or give any Person other than the Company and the Employee (and their respective permitted successors and assigns) any rights or remedies under, or by reason of, this Agreement.
8.10Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.
8.11Disclosure. During the Term and for three (3) years after such Term, the Employee shall disclose to any Person that he intends to be employed by, associated with or represent and that is engaged in a business that is competitive to the Business, the Employee’s continuing obligations to the Company pursuant to Sections 3 and 5.
8.12Remedies. The Employee acknowledges that his failure to comply with any provision of this Agreement will irreparably harm the Business and that the Company will not have an adequate remedy at law in the event of such non-compliance. Therefore, the Employee acknowledges that the Company will be entitled to seek injunctive relief and/or specific performance without the posting of bond or other security, in addition to whatever other remedies it may have, at law or in equity, in any court of competent jurisdiction against any acts of non-compliance by the Employee under this Agreement.
8.13Survival of Certain Obligations. The obligations of the Company and the Employee set forth in this Agreement that by their terms extend beyond or survive the termination of this Agreement will not be affected or diminished in any way by the termination of this Agreement.

8.14Legal Counsel. Each party hereby agrees and acknowledges that it has had full opportunity to consult with counsel and tax advisors of its selection in connection with the preparation and negotiation of this Agreement. Accordingly, the language contained within and comprising this Agreement shall not be construed in favor of or against any one party on the grounds that the party drafted the Agreement.
8.15Attorneys’ Fees. In the event an action or proceeding is instituted to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to such reasonable attorneys’ fees as the court may award.
8.16Headings. Section, paragraph and other captions or headings contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or otherwise describe the scope or intent of this Agreement or any provision hereof and shall not affect in any way the meaning or interpretation of this Agreement. References to sections under this Agreement shall refer to sections of this Agreement unless specifically identified otherwise.
8.17Indemnification; Directors and Officers Insurance. During the Term and at all times thereafter, regardless of the reason for termination, (i) the Employee will, to the maximum extent permitted by applicable law, be indemnified and held harmless against any losses, claims, damages, or penalties (collectively “losses”) incurred by the Employee as a result of his employment by or services as an officer, employee or Board member of the Company, or service as an officer or board member of any Affiliate of the Company, or as a fiduciary of any employee benefit plan maintained by the Company or any Affiliate in accordance with the terms of the Indemnification Agreement between the Company and the Employee and be advanced expenses as provided therein and (ii) be covered by any directors and officers or similar liability policy, including any employment practices or fiduciary liability policy, maintained by the Company at the level applicable to its most senior active officers and Board members.
8.18Nondisparagement. During the Term and at all times thereafter, regardless of the reason for termination, the Employee shall not disparage, denigrate or harass the Company, any of its Affiliates or any of their respective agents, employees, managers, shareholders, directors, officers, or partners, and the Company shall not, and shall not permit the direct reports of the President and Chief Executive Officer of the Company or the members of the Board to, disparage, denigrate or harass the Employee.
8.19Compensation Subject to Recoupment. Notwithstanding any provisions in this Agreement or any other agreement or arrangement to the contrary, any incentive-based compensation, equity-based compensation or compensation otherwise subject to clawback under applicable law, in each case, paid or payable pursuant to the terms of this Agreement or any other agreement or arrangement with the Company, shall be subject to forfeiture, recovery by the Company or other action pursuant to the CPI Card Group Inc. Amended and Restated Clawback Policy, as may be amended from time to time, or any other clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under applicable rules, regulations and/or listing standards.

8.20Protected Rights. Notwithstanding any other provision of this Agreement, nothing contained in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to or file a charge or complaint with any governmental agency or commission or regulatory authority, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or providing truthful testimony in response to a lawfully-issued subpoena or court order. Further, this Agreement does not limit Employee’s ability to communicate with any governmental agency or commission or regulatory authority or otherwise participate in any investigation or proceeding that may be conducted by any governmental agency or commission or regulatory authority, including providing documents or other information, without notice to the Company. Further, notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and the Employee, nothing in this Agreement shall prevent the Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee have reason to believe is unlawful. Furthermore (i) Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose a trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. Nothing in this Agreement prohibits or creates liability for any such protected conduct.

[Signature pages follow]

IN WITNESS WHEREOF, the Company has caused this Employment and Non- Competition Agreement to be duly executed and delivered by its duly authorized officer, and the Employee has duly executed and delivered this Employment and Non-Competition Agreement, as of the date first written above.

COMPANY:	EMPLOYEE:
CPI CARD GROUP INC.
By: /s/ H. Sanford Riley	By: /s/ John Lowe
H. Sanford Riley,	John Lowe
Chairman of the Board